ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-203433 Dated November 2, 2015
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$● Securities Linked to the Least Performing Underlying Between the Russell 2000® Index and the EURO STOXX 50® Index due on or about November 19, 2018
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the least performing underlying between the Russell 2000® Index and the EURO STOXX 50® Index (each an “underlying index” and together the “underlying indices”). We will pay a quarterly contingent coupon payment if the closing levels of both underlying indices on the applicable Observation Date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for that quarter.  We will automatically call the Securities early if the closing levels of both underlying indices on any Observation Date (quarterly, beginning after six months) are equal to or greater than their respective initial levels. If the Securities are called, we will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending levels of both underlying indices are equal to or greater than their respective trigger levels (which are the same levels as their respective coupon barriers), we will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the closing level of the underlying index with the largest percentage decrease between its initial level and final level (the “least performing underlying index”) is less than its trigger level, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the least performing underlying index over the term of the Securities, and you may lose up to 100% of your initial investment.
Investing in the Securities involves significant risks. You will not receive a coupon for any observation date on which either underlying index closes below its coupon barrier. The Securities will not be automatically called if either Underlying Index closes below its initial level on an Observation Date beginning after six months. You may lose some or all of your principal amount if the least performing underlying index closes below its trigger level regardless of the performance of the other underlying index. The contingent repayment of principal only applies if you hold the Securities until maturity. Generally, the higher the contingent coupon rate on a security, the greater the risk of loss. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.
Features	Key Dates[1]

❑	Contingent Coupon — We will pay a quarterly contingent coupon payment if the closing levels of both underlying indices on the applicable Observation Date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter.
❑	Automatically Callable — We will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing levels of both underlying indices on any quarterly Observation Date (quarterly, beginning after six months) are equal to or greater than their respective coupon barriers. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and each underlying index does not close below the trigger level on the final Observation Date, we will repay your principal amount per Security at maturity. If the closing level of the least performing underlying index is less than its trigger level on the final Observation Date, we will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the level of the least performing underlying index from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.
Trade Date[1]	November 13, 2015
Settlement Date[1]	November 18, 2015
Observation Dates1 2	Quarterly (callable after six months) (see page 5)
Final Observation Date[2]	November 13, 2018
Maturity Date[2]	November 19, 2018
[1]	Expected. In the event that we make any change to the expected trade date and settlement date, the final Observation Date and/or the maturity date will be changed so that the stated term of the Securities remains approximately the same.
[2]	Subject to postponement if a market disruption event occurs as described under “General Terms of the Securities — Payment at Maturity” below.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
This free writing prospectus relates to Trigger Phoenix Autocallable Optimization Securities we are offering.  The Securities are linked to the least performing underlying between the Russell 2000® Index and the EURO STOXX 50® Index. The initial levels, trigger levels and coupon barriers for the Securities will be determined on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The contingent coupon rate will be set on the trade date.
Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
Russell 2000® Index (RTY)	RTY	[8.00% - 8.60%] per annum	•	70% of the Initial Level	70% of the Initial Level	78013C187	US78013C1870
EURO STOXX 50® Index (SX5E)	SX5E		•	70% of the Initial Level	70% of the Initial Level
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Least Performing Underlying Between the Russell 2000® Index and the EURO STOXX 50® Index	•	$10.00	•	$0.20	•	$9.80
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.20 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 25 of this free writing prospectus.
The initial estimated value of the Securities as of the date of this document is $9.6040 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the trade date, which will not be more than $0.20 less than this amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 25 and “Structuring the Securities” on page 25 of this free writing prospectus.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, and this free writing prospectus if you so request by calling toll-free 866-609-6009.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our senior global medium-term notes, Series G, of which these Securities are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Key Risks” below, as the Securities involve risks not associated with conventional debt securities.
If the terms of the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Prospectus supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm
♦	Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦        You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦        You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the securities composing the least performing underlying index.
♦        You believe the closing levels of both underlying indices will be equal to or greater than their respective coupon barriers on the specified Observation Dates (including the final Observation Date).
♦        You are willing to make an investment whose return is limited to the applicable contingent coupon payments, regardless of any potential appreciation of the underlying indices, which could be significant.
♦        You do not seek guaranteed current income from this investment and are willing to forgo the dividends paid on the equity securities composing the underlying indices.
♦        You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying indices.
♦        You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.
♦        You would be willing to invest in the Securities if the contingent coupon rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual contingent coupon rate will be determined on the trade date).
♦        You are willing to accept individual exposure to each underlying index and that the performance of the least performing underlying index will not be offset or mitigated by the performance of the other underlying index.
♦        You seek an investment with exposure to U.S. companies with small market capitalizations and companies in the Eurozone.
♦        You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦        You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:
♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦        You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦        You are not willing to make an investment that may have the same downside market risk as an investment in the equity securities composing the least performing underlying index.
♦        You believe that the levels of either underlying index will decline during the term of the Securities and is likely to close below its coupon barrier on the specified Observation Dates and below its trigger level on the final Observation Date.
♦        You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the least performing underlying index.
♦        You would be unwilling to invest in the Securities if the contingent coupon rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual contingent coupon rate will be determined on the trade date).
♦        You are unwilling to accept individual exposure to each underlying index and that the performance of the least performing underlying index will not be offset or mitigated by the performance of the other underlying index
♦        You seek guaranteed current income from this investment or prefer to receive the dividends paid on the securities composing the underlying indices.
♦        You do not seek an investment with exposure to U.S. companies with small market capitalizations or companies in the Eurozone.
♦        You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Securities.
♦        You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10.00 per Security (subject to a minimum purchase of 100 securities of $1,000)
Term[2]:	Approximately three years unless earlier called
Underlying Indices:	The Russell 2000® Index (“RTY”) and the EURO STOXX 50® Index (“SX5E”)
Contingent Coupon:
If the closing levels of both underlying indices are equal to or greater than their respective coupon barriers on any Observation Date, we will pay you the contingent coupon applicable to that Observation Date.
If the closing level of either underlying index is less than its coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and we will not make any payment to you on the relevant coupon payment date.
The contingent coupon will be a fixed amount of equal quarterly installments at the contingent coupon rate, which is a per annum rate of [8.00% - 8.60%], or [$0.2000 - $0.2150] for each $10.00 principal amount Security, to be determined on the trade date.

Contingent coupon payments on the Securities are not guaranteed. We will not pay you the contingent coupon for any Observation Date on which the closing level of either underlying index is less than its coupon barrier.

Contingent Coupon Rate:	The contingent coupon rate will be [8.00% - 8.60%] per annum. The actual contingent coupon rate will be determined on the trade date.
Coupon Payment Dates:	Two business days following each Observation Date (as set forth on page 5), except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:
The Securities will be called automatically if the closing level of both underlying indices on any Observation Date (quarterly, beginning May 13, 2016) are equal to or greater than their respective initial levels.
If the Securities are called on any Observation Date, we will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on that day under the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the closing levels of both underlying indices are equal to or greater than their respective trigger levels and coupon barriers, we will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.
If the Securities are not called and the final level of the least performing underlying index is less than its trigger level, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the least performing underlying index, equal to:
$10.00 + ($10.00 × underlying return)

Least Performing Underlying Index:	The underlying index with the largest percentage decrease between its initial level and its final level.
Underlying Return:	Final Level – Initial Level Initial Level
Trigger Levels:	With respect to each underlying index, 70% of its initial level.
Coupon Barriers:	With respect to each underlying index, 70% of its initial level.
Initial Levels:	The closing level of each underlying index on the trade date.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus or the prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the final observation date and/or the maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.
Final Levels:	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Investment Timeline
Trade Date:	The initial level, trigger level and coupon barrier of each underlying index is determined. The contingent coupon rate is set.

Quarterly (callable after six months):
If the closing levels of both underlying indices are equal to or greater than their respective coupon barriers on any observation date, we will pay you a contingent coupon payment on the applicable coupon payment date.
The Securities will be called if the closing levels of both underlying indices on any observation date (quarterly, beginning after six months) are equal to or greater than their respective initial levels. If the Securities are called, we will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The final level of each underlying index is observed on the final Observation Date.
If the Securities have not been called and the final levels of both underlying indices are equal to or greater than their respective trigger levels (and their respective coupon barriers), we will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.
If the Securities have not been called and the ending level of the least performing underlying index is less than its trigger level, we will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the least performing underlying index, for an amount equal to:
$10.00 + ($10.00 × underlying return of the least performing underlying index) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS.  IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates(1) and Coupon Payment Dates

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
February 16, 2016*	February 18, 2016	August 14, 2017	August 16, 2017
May 13, 2016	May 17, 2016	November 13, 2017	November 15, 2017
August 15, 2016	August 17, 2016	February 13, 2018	February 15, 2018
November 14, 2016	November 16, 2016	May 14, 2018	May 16, 2018
February 13, 2017	February 15, 2017	August 13, 2018	August 15, 2018
May 15, 2017	May 17, 2017	November 13, 2018**	November 19, 2018***
*	The Securities are not callable until the second observation date, which is May 13, 2016.
**	This is also the final valuation date.
***	This is also the maturity date.
(1)	Expected. Subject to the market disruption event provisions set forth below under “General Terms of the Securities – Market Disruption Events.”

Key Risks
An investment in the Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. The return on the Securities is linked to the performance of the underlying indices. The Securities do not guarantee any return of principal at, or prior to, maturity. Investing in the Securities is not equivalent to investing directly in the securities composing the underlying indices. In addition, your investment in the Securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Securities is suitable for you.
Risks Relating to the Securities Generally
♦	Your investment in the Securities may result in a loss. The Securities do not guarantee any return of principal. The amount payable to you at maturity, if any, will be determined as described in this free writing prospectus. The return on the Securities at maturity will depend on whether the Securities are called on any Observation Date, or if the Securities are not called, the extent to which the final level of the least performing underlying index is less than its initial level. If the Securities are not called and the final level of the least performing underlying index is below its trigger level on the final Observation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the level of the least performing underlying index below its initial level. Accordingly, you may lose the entire principal amount of your Securities.
♦	The Securities are subject to our credit risk. The Securities are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Securities. Investors are dependent on our ability to pay all amounts due on the Securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
♦	You may not receive any contingent coupons with respect to your Securities. Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities. If the closing level of either underlying index on an Observation Date is less than its coupon barrier, we will not pay you the contingent coupon applicable to that Observation Date. If either underlying index is less than its coupon barrier on each of the Observation Dates, we will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon on the final Observation Date will coincide with a greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the final level of the least performing underlying index will be less than its trigger level.
♦	You will not participate in any appreciation of the underlying indices, and any potential return on the Securities is limited. The return on the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying indices. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying indices. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the second Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you will be subject to the underlying indices’ risk of decline.
♦	If you sell the Securities prior to maturity, you may receive less than the principal amount. If the Securities are not automatically called, you should be willing to hold the Securities until maturity. If you are able to sell the Securities in the secondary market prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the levels of the underlying indices are above their respective trigger levels. In addition, you will not receive the benefit of any contingent repayment of principal associated with the trigger levels if you sell the Securities before the maturity date. The potential returns described in this document assume that the Securities, which are not designed to be short-term trading instruments, are held to maturity.
♦	The Securities may be called early and are subject to reinvestment risk. If the Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities; you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. The Securities may be called as early as the second Observation Date.
♦
The contingent coupon rate will reflect in part the volatility of the underlying indices and may not be sufficient to compensate you for the risk of loss at maturity. “Volatility” refers to the frequency and magnitude of changes in the levels of the underlying indices. The greater the volatility of the underlying indices, the more likely it is that the level of either underlying index could close below its trigger level on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the interest rate payable on our conventional debt securities with a comparable term. In addition, lower correlation between the underlying indices can also indicate a greater likelihood of one underlying index closing below its coupon barrier or trigger level on an observation date or final valuation date.  This greater risk will also be reflected in a higher contingent coupon rate than on a security linked to underlying indices with a greater degree of correlation. However, while the contingent coupon will be a fixed amount, the underlying indices’ volatility and correlation can change significantly over the term of the Securities. The levels of one or both of the underlying indices could fall sharply as of the final Observation Date, which could result in a significant loss of your principal amount.

♦	Your return on the Securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.
♦	The initial estimated value of the Securities will be less than the price to the public. The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the levels of the underlying indices, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.
♦
Our initial estimated value of the Securities is an estimate only, calculated as of the time the terms of the Securities are set. The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid on the Securities.

♦	Your return on the Securities will not reflect dividends on the equity securities composing the underlying indices. The return on the Securities will not reflect the return you would realize if you actually owned the equity securities composing the underlying indices and received the dividends paid on those equity securities. The final levels of both underlying indices and the determination of the amount to be paid at maturity or upon an automatic call will not take into consideration the value of those dividends.
♦	If the levels of the underlying indices change, the market value of the Securities may not change in the same manner. Owning the Securities is not the same as owning the securities composing the underlying indices. Accordingly, changes in the levels of the underlying indices may not result in a comparable change of the market value of the Securities. If the levels of the underlying indices on any trading day increase above their respective initial levels or coupon barriers, the value of the Securities may not increase in a comparable manner, if at all. It is possible for the levels of the underlying indices to increase while the value of the Securities declines.
♦	The determination of the payments on the Securities, and whether they are subject to an automatic call, does not take into account all developments in the levels of the underlying indices. Changes in the levels of the underlying indices during the periods between each Observation Date may not be reflected in the determination as to whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the calculation of the amount payable, if any, at maturity. The calculation agent will determine whether (i) the contingent coupon is payable to you on any coupon payment date or (ii) the Securities are subject to an automatic call (quarterly, beginning after six months) by observing only the closing levels of the underlying indices on each Observation Date. The calculation agent will calculate the payment at maturity by comparing only the closing level of the least performing underlying index on the final Observation Date relative to its initial level. No other levels will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the least performing underlying index has risen at certain times during the term of the Securities before falling to a level below its trigger level on the final Observation Date.
♦	The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell the Securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the closing levels of the underlying indices have appreciated since the trade date. In addition, you will not receive the benefit of any contingent repayment of principal associated with the trigger levels if you sell the Securities before the maturity date. The potential returns described in this document assume that the Securities, which are not designed to be short-term trading instruments, are held to maturity.
♦	You must rely on your own evaluation of the merits of an investment linked to the underlying indices. In the ordinary course of their business, our affiliates, or UBS or its affiliates, may have expressed views on expected movements in each of the underlying indices or the securities included in the underlying indices, and may do so in the future. These views or reports may be communicated to our respective clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to either underlying index, may at any time have significantly different views from those of ours, and those of UBS and its affiliates. For these reasons, you are encouraged to derive information concerning the underlying indices from multiple sources, and you should not rely solely on views expressed by us, UBS, or our respective affiliates.
♦	Your return on the Securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to both of the underlying indices. Poor performance by either one of the underlying indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying index. For the Securities to be automatically called or to receive any contingent coupon payment or contingent repayment of principal at maturity from us, both underlying indices must close above their initial levels, coupon barriers and trigger levels, respectively, on the applicable Observation Date. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the least performing underlying index. Accordingly, your investment is subject to the market risk of each underlying index, which results in a higher risk of your not receiving contingent coupon payments and incurring a loss at maturity.

♦	Because the Securities are linked to the performance of more than one underlying index (instead of to the performance of one underlying index), it is more likely that one of the underlying indices will decrease in value below its coupon barrier and its trigger level, increasing the probability that you will not receive the contingent coupons and that you will lose some or all of your initial investment. The risk that you will not receive the contingent coupons and that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying index if their terms are otherwise substantially similar. With a greater total number of underlying indices, it is more likely that a underlying index will be below its coupon barrier or trigger level and that a trigger event will occur, and therefore it is more likely that you will not receive the contingent coupons and that at maturity you will receive an amount in cash which is worth less than your principal amount. In addition, if the performances of the underlying indices are not correlated to each other, the risk that a trigger event will occur is even greater.
Risks Relating to Liquidity and Secondary Market Issues
♦	Secondary trading in the Securities may be limited. The Securities will not be listed on a Securities exchange. There may be little or no secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.
RBCCM may act as a market maker for the Securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade the Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities. If at any time RBCCM does not act as a market maker, it is likely that there would be little or no secondary market for the Securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between the bid and asked prices for the Securities in any secondary market could be substantial. If you sell the Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
♦	Prior to maturity, the value of the Securities will be influenced by many unpredictable factors. Many economic and market factors will influence the value of the Securities. We expect that, generally, the levels of the underlying indices on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the levels of the underlying indices. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:
♦	the level of the underlying indices;
♦	whether the levels of the underlying indices are below their respective coupon barriers or the trigger levels;
♦	the expected volatility of the underlying indices;
♦	the time to maturity of the Securities;
♦	the dividend rate on the securities composing the underlying indices;
♦	interest and yield rates in the market generally, as well as in the markets of the equity securities composing the underlying indices;
♦	economic, financial, political, regulatory or judicial events that affect the underlying indices or the equity securities composing the underlying indices or stock markets generally, and which may affect the levels of the underlying indices on any Observation Date;
♦	the exchange rate and the volatility of the exchange rate between the U.S. dollar and euro, which is the currency in which the equity securities included in the SX5E are traded; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Securities at a substantial discount from the principal amount if the levels of the underlying indices are at, below or not sufficiently above, their respective initial levels, coupon barriers or trigger levels.
Risks Relating to the Underlying Indices
♦	Changes that affect an underlying index will affect the market value of the Securities and the payments on the Securities. The policies of the applicable index sponsor concerning the calculation of each underlying index, additions, deletions or substitutions of the components of that underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the amounts payable on the Securities, and the market value of the Securities prior to maturity. The amounts payable on the Securities and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable underlying index, or if the index sponsor discontinues or suspends calculation or publication of that underlying index, in which case it may become difficult to determine the market value of the Securities.
♦	We have no affiliation with either index sponsor and will not be responsible for any actions taken by an index sponsor. Neither index sponsor is an affiliate of ours or will be involved in the offering of the Securities in any way. Consequently, we have no control of the actions of either index sponsor, including any actions of the type that might impact the value of the Securities. Neither index sponsor has any obligation of any sort with respect to the Securities. Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from any issuance of the Securities will be delivered to either index sponsor.
♦	The historical performance of the underlying indices should not be taken as an indication of their future performance. The levels of the underlying indices will determine the amount to be paid on the Securities. The historical performance of each underlying index does not give an indication of its future performance. As a result, it is impossible to predict whether the level of the underlying indices will rise or fall during the term of the Securities. The level of each underlying index will be influenced by complex and interrelated political, economic, financial and other factors. The level of each underlying index may decrease such that you may not receive any return on your investment or any contingent coupon payments. There can be no assurance that the level of each underlying index will not decrease so that at maturity you will not lose some or all of your investment.
♦	An investment in the Securities is subject to risks associated in investing in stocks with a small market capitalization — The RTY consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.
♦	An investment in the Securities is subject to risks associated with non-U.S. securities markets. The securities included in the SX5E have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the relevant region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
♦	As a holder of the Securities, you will not have direct exposure to fluctuations in the U.S. dollar/euro exchange rate related to the SX5E. The value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro, even though any currency fluctuations could affect the performance of the SX5E. Therefore, if the euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.
Risks Relating to Hedging Activities and Conflicts of Interest
♦	We, UBS or our respective affiliates may have adverse economic interests to the holders of the Securities. RBCCM, UBS and our respective affiliates trade the securities represented by the underlying indices, and other financial instruments related to the underlying indices, on a regular basis, for their accounts and for other accounts under our or their management. UBS, RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the underlying indices. To the extent that we, UBS or any of our respective affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Securities. Any of these trading activities could potentially affect the performance of the underlying indices and, accordingly, could affect the value of the Securities, and the amounts, if any, payable on the Securities.
We, UBS or our respective affiliates may currently or from time to time engage in business with the issuers of the securities represented by the underlying indices, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we, UBS or our respective affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. None of us, UBS or our respective affiliates makes any representation or warranty to any purchaser of a Security with respect to any matters whatsoever relating to our business with the issuer of any security included in the underlying indices or future price movements of any such security.
Additionally, we, UBS or our respective affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of one or more of the Indices. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Securities.
We may hedge our obligations under the Securities through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Observation Date, which could have an impact on the return of the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
We, UBS or our respective affiliates may currently or from time to time engage in trading activities related to the euro, which is the currency in which the securities represented by the SX5E are denominated. These trading activities could potentially affect the exchange rates with respect to the euro and could affect the level of the SX5E.

In the course of our currency trading activities, we, UBS or our respective affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, we, UBS or our respective affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. We, UBS and our respective do not make any representation or warranty to any purchaser of the Securities with respect to any matters whatsoever relating to future currency exchange rate movements, and any prospective purchaser of the Securities should undertake an independent investigation of the applicable currencies as, in its judgment, is appropriate to make an informed decision with respect to an investment in the Securities.
♦	The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests. Our wholly-owned subsidiary, RBCCM, will act as the calculation agent. The calculation agent will determine, among other things, the closing levels of the underlying indices on each Observation Date; if any; whether the Securities are subject to an automatic call; the final level for each underlying index; the underlying return for each underlying index; and the amount, if any, that we will pay to you on the Securities. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The calculation agent may exercise its discretion in a manner which reduces your return on the Securities. Since these determinations by the calculation agent may affect the payments on the Securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.
♦	Market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing level of one or both of the underlying indices on any Observation Date or calculating the underlying return for each underlying index and the amount, if any, that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the maturity date will be postponed, and your return will be adversely affected. See “General Terms of the Securities — Market Disruption Events.”
♦	Non-U.S. investors may be subject to certain additional risks. This document contains a general description of certain U.S. tax considerations relating to the Securities. In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.
For a discussion of the Canadian federal income tax consequences of investing in the Securities, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that may be due under the Securities.
♦	Significant aspects of the income tax treatment of an investment in the Securities may be uncertain. The tax treatment of an investment in the Securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the Securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.
The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Securities even though that holder will not receive any payments with respect to the Securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities. The original issue price of the Securities includes the underwriting commission (as shown on the cover page of this document) paid with respect to the Securities and the estimated cost of hedging our obligations under the Securities.
In anticipation of the sale of the Securities, we expect to enter into hedging transactions with one or more of our affiliates, involving the underlying indices or the securities composing the underlying indices, and/or related listed and/or over-the-counter derivative instruments prior to or on the trade date. From time to time, including around the time of each Observation Date and the maturity date, we and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we and our respective affiliates may:
•	acquire or dispose of investments relating to the underlying indices;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the underlying indices; or
•	any combination of the above two.
We and our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We and our affiliates may close out our or their hedges on or before any Observation Date. That step may, for example, involve sales or purchases of over-the-counter derivative instruments linked to the underlying indices.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of either underlying index relative to its initial level. We cannot predict the final level of any underlying index. You should not take these examples as an indication or assurance of the expected performance of either underlying index. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following assumptions (actual terms for the Securities will be set on the trade date):
Principal Amount:	$10.00
Term:	Approximately three years unless earlier called
Hypothetical Contingent Coupon Rate:	8.30% per annum (or 2.075% per quarter) (the midpoint of the contingent coupon rate range indicated on the cover hereof)
Hypothetical Contingent Coupon*:	$0.2075 per quarter
Observation Dates:	Quarterly, callable beginning on the second observation date
Hypothetical Initial Levels**:
Underlying Index A:	2,000.00
Underlying Index B:	3,000.00
Hypothetical Coupon Barriers**:
Underlying Index A:	1,400.00 (which is 70% of the initial level)
Underlying Index B:	2,100.00 (which is 70% of the initial level)
Hypothetical Trigger Levels**:
Underlying Index A:	1,400.00 (which is 70% of the initial level)
Underlying Index B:	2,100.00 (which is 70% of the initial level)
* Contingent coupon payments, if payable, will be paid in arrears in equal quarterly installments during the term of the Securities unless earlier called.
** Not the actual initial level, coupon barrier or trigger level of either underlying index.  The actual initial level, coupon barrier and trigger level of each underlying index will be determined on the trade date.
Scenario #1: Securities Are Called on the Second Observation Date.
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 2,100.00 (at or above initial level)	$0.2075 (contingent coupon – not callable)
Underlying Index B: 3,100.00 (at or above initial level)
Second Observation Date	Underlying Index A: 2,100.00 (at or above initial level)	$10.2075 (settlement amount)
Underlying Index B: 3,100.00 (at or above initial level)
	Total Payment:	$10.4150 (4.15% return)
Since the Securities are called on the second Observation Date, we will pay you on the call settlement date a total of $10.2075 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.2075 received in respect of prior Observation Date, we will have paid you a total of $10.4150 per Security, for a 4.15% total return on the Securities.  No further amount will be owed to you under the Securities.
Scenario #2: Securities Are NOT Called and the Final Level of Both Underlying Indices Are at or Above Their Respective Trigger Levels.
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1,500.00 (at or above coupon barrier; below initial level)	$0.2075 (contingent coupon – not callable)
	Underlying Index B: 2,200.00 (at or above coupon barrier; below initial level)
Second Observation Date	Underlying Index A: 1,500.00 (below coupon barrier)	$0.00
	Underlying Index B: 2,200.00 (at or above coupon barrier; below initial level)
Third Observation Date	Underlying Index A: 1,500.00 (at or above coupon barrier; below initial level)	$0.00
	Underlying Index B: 1,700.00 (below coupon barrier)
Fourth Observation Date	Underlying Index A: 1,500.00 (at or above coupon barrier; below initial level)	$0.2075 (contingent coupon)
	Underlying Index B: 3,100.00 (above initial level)
Fifth through Eleventh Observation Dates	Underlying Index A: Various (below coupon barrier)	$0.00
	Underlying Index B: Various (above initial level)
Final Observation Date	Underlying Index A: 1,400.00 (at or above trigger level and coupon barrier; below initial level)	$10.2075 (Payment at Maturity)
	Underlying Index B: 3,100.00 (at or above trigger level, coupon barrier and initial level)

Total Payment:	$10.6225 (6.225% return)
At maturity, we will pay you a total of $10.2075 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.4150 received in respect of prior Observation Dates on which contingent coupons were paid, we will have paid you a total of 10.6225 per Security, for a 6.225% total return on the Securities.
Scenario #3: Securities Are NOT Called and the Final Level of one Underlying Index Is Below its Trigger Level
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1,500.00 (at or above coupon barrier; below initial level)	$0.2075 (contingent coupon – not callable)
Underlying Index B: 3,200.00 (above initial level)
Second Observation Date	Underlying Index A: 1,500.00 (at or above coupon barrier; below initial level)	$0.2075 (contingent coupon)
Underlying Index B: 2,200.00 (at or above coupon barrier; below initial level)
Third Observation Date	Underlying Index A: 2,200.00 (above initial level)	$0.2075 (contingent coupon)
Underlying Index B: 2,300.00 (at or above coupon barrier; below initial level)
Fourth Observation Date	Underlying Index A: 1,500.00 (at or above coupon barrier; below initial level)	$0.00
Underlying Index B: 1,700.00 (below coupon barrier)
Fifth through Eleventh Observation Dates	Underlying Index A: Various (below coupon barrier)	$0.00
Underlying Index B: Various (above initial level)
Final Observation Date	Underlying Index A: 800.00 (below trigger level and barrier level)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
Underlying Index B: 3,300.00 (above initial level)
	Total Payment:	$4.6225 (-53.775% return)
Since the Securities are not called and the final level of the least performing underlying index is below its trigger level, we will pay you at maturity $4.00 per Security.  When added to the contingent coupon payments of $0.6225 received in respect of prior Observation Dates, we will have paid you $4.6225 per Security, for a loss on the Securities of 53.775%.
The Securities differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the final level of the least performing underlying index is less than its trigger level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that its underlying return is less than zero.
Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
The following is a general description of the material U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  This discussion applies only to U.S. holders and non-U.S. holders that will purchase the Securities upon original issuance and will hold the Securities as capital assets for U.S. federal income tax purposes. In addition, the discussion below assumes that an investor in the Securities will be subject to a significant risk that it will lose a significant amount of its investment in the Securities.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the issuer of any of the component stocks included in any underlying index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC and other authorities by the issuers of the component stock included in any underlying index and consult your tax advisor regarding the possible consequences to you in this regard, if any.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security with terms described in this document as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to  the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities. In general, a U.S. holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or maturity of the Securities, could result in adverse tax consequences to a holder because the deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would also be possible to treat the Securities, and the Internal Revenue Service might assert that the Securities should be treated, as a single debt instrument.
Because the Securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Securities are so treated, a holder would generally be required to accrue interest income over the term of the Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Securities. In addition, any gain a holder might recognize upon the call, sale or maturity of the Securities would be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the Internal Revenue Service could seek to characterize the Securities in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the Securities should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis irrespective of any contingent quarterly coupons. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.
The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the Securities and proceeds from the sale of the Securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.
Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Securities. A non-U.S. holder is a beneficial owner of a Security that, for

U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the Securities (including proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent quarterly coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or Form W-BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent quarterly coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.
Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any contingent quarterly coupon which would be subject to the rules discussed in the previous paragraph) upon the call, sale or maturity of the Securities, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or Form W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.
A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  However, withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2016. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation. In addition, the Securities may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the Securities will only apply to payments made after December 31, 2018.  If we determine withholding is appropriate with respect to the Securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Notes will be significantly less than what you would have otherwise received. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Securities.

Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Indices
We have derived all information contained in this document regarding each of the underlying indices, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor. Each index sponsor, which owns the copyright and all other rights to the applicable underlying index, has no obligation to continue to publish, and may discontinue publication of, that underlying index. The consequences of an index sponsor discontinuing publication of the applicable underlying index are discussed below under the heading “General Terms of the Securities — Discontinuation of an Underlying Index; Alteration of Method of Calculation.” None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of any underlying index or any successor index.
The Russell 2000® Index
The index sponsor began dissemination of the RTY on January 1, 1984 and calculates and publishes the RTY.  The index was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by the index sponsor without regard to the Securities.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement
Russell Investments (“Russell”) and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Securities.
Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY.  Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Securities, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this free writing prospectus or for any other use.  Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY.  Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Securities are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same.  Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based.  Russell’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank of Canada or the Securities.  Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY.  Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.
“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.
Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the RTY, as reported by Bloomberg Financial Markets.  The closing level of the RTY on October 30, 2015 was 1,161.863. The historical performance of the RTY should not be taken as an indication of future performance. We cannot give you assurance that the performance of the RTY will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/01/2008	3/31/2008	753.548	643.966	687.967
4/01/2008	6/30/2008	763.266	686.073	689.659
7/01/2008	9/30/2008	754.377	657.718	679.583
10/01/2008	12/31/2008	671.590	385.308	482.770
1/01/2009	3/31/2009	514.710	343.260	422.748
4/01/2009	6/30/2009	531.680	429.158	508.281
7/01/2009	9/30/2009	620.695	479.267	604.278
10/01/2009	12/31/2009	634.072	562.395	625.389
1/01/2010	3/31/2010	690.303	586.491	678.643
4/01/2010	6/30/2010	741.922	609.486	609.486
7/01/2010	9/30/2010	677.642	590.034	676.139
10/01/2010	12/31/2010	792.347	669.450	783.647
1/03/2011	3/31/2011	843.549	773.184	843.549
4/01/2011	6/30/2011	865.291	777.197	827.429
7/01/2011	9/30/2011	858.113	643.421	644.156
10/03/2011	12/30/2011	765.432	609.490	740.916
1/03/2012	3/30/2012	846.129	747.275	830.301
4/02/2012	6/29/2012	840.626	737.241	798.487
7/02/2012	9/28/2012	864.697	767.751	837.450
10/01/2012	12/31/2012	852.495	769.483	849.350
1/02/2013	3/28/2013	953.068	872.605	951.542
4/01/2013	6/28/2013	999.985	901.513	977.475
7/01/2013	9/30/2013	1,078.409	989.535	1,073.786
10/01/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/02/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/01/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/01/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/01/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/02/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/01/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/01/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/01/2015	10/30/2015*	1,178.716	1,097.552	1,161.863
* This free writing prospectus includes information for the fourth calendar quarter of 2015 only for the period from October 1, 2015 through October 30, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of the RTY from January 1, 2008 to October 30, 2015, assuming an initial level of 1,161.863, which was its closing level on October 30, 2015. The dotted line represents a hypothetical coupon barrier and trigger level of 813.304, which is equal to 70% of the closing level on October 30, 2015. The actual initial level, coupon barrier and trigger level of the RTY will be determined on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The EURO STOXX 50® Index
The SX5E was created by STOXX, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the SX5E began in February 1998, based on an initial SX5E level of 1,000 at December 31, 1991.
Composition and Maintenance. The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the SX5E. The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
Index =	Free float market capitalization of the index	x 1,000
Adjusted base date market capitalization of the index
The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Securities offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Securities. STOXX does not:
•	sponsor, endorse, sell, or promote the Securities;
•	recommend that any person invest in the Securities offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Securities;
•	have any responsibility or liability for the administration, management, or marketing of the Securities; or
•	consider the needs of the Securities or the holders of the Securities in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Securities. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Securities, the holders of the Securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Securities or any other third parties.

Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the SX5E, as reported by Bloomberg Financial Markets. The closing level of the SX5E on October 30, 2015 was 3,418.23. The historical performance of the SX5E should not be taken as an indication of future performance. We cannot give you assurance that the performance of the SX5E will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/01/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/01/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/01/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/01/2008	12/31/2008	3,113.82	2,165.91	2,451.48
1/01/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/01/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/01/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/01/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/01/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/01/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/01/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/01/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/03/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/01/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/01/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/03/2011	12/30/2011	2,476.92	2,090.25	2,316.55
1/02/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/02/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/02/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/01/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/01/2013	3/29/2013	2,749.27	2,570.52	2,624.02
4/01/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/01/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/01/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/01/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/01/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/01/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/01/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/02/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/01/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	10/30/2015*	3,425.81	3,069.05	3,418.23
* This free writing prospectus includes information for the fourth calendar quarter of 2015 only for the period from October 1, 2015 through October 30, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of the SX5E from January 1, 2008 to October 30, 2015, assuming an initial level of 3,418.23, which was its closing level on October 30, 2015. The dotted line represents a hypothetical coupon barrier and trigger level of 2,392.76, which is equal to 70% of the closing level on October 30, 2015. The actual initial level, coupon barrier and trigger level of the SX5E will be determined on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

General Terms of the Securities
The following description of the terms of the Securities supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this free writing prospectus have the meanings assigned in the accompanying prospectus supplement, prospectus. The term “Security” refers to $10 in principal amount of the Securities.
General
The Securities are senior unsecured debt obligations of Royal Bank of Canada that are linked to the underlying indices. The Securities will be issued under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.
The Securities are unsecured debt obligations and are not savings accounts or deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.
The Securities are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.
The Securities will be issued in denominations of $10 and integral multiples thereof. The principal amount of each Security is $10. The Securities will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.
All references to the “debt securities” in the accompanying prospectus and all references to the “notes” in the accompanying prospectus supplement shall be read as and shall apply to the “Securities” for the purpose of this free writing prospectus. Unless the context otherwise requires, references to the “debt securities,” “notes” and the “Securities” in the prospectus, prospectus supplement and this document can be read interchangeably and are synonymous.
If any required payment on the Securities is due on a day that is not a business day, the payment will be paid on the next business day, and no interest will accrue in respect of that postponement.
A “closing level” will be the official closing level of the applicable underlying index on the applicable trading day, as determined by the calculation agent.
A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for the applicable underlying index or the successor index and (ii) the exchanges on which futures or options contracts related to that underlying index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
If any Observation Date is not a trading day or if there is a market disruption event on that day, the applicable Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will an Observation Date be postponed more than ten business days following the date originally scheduled. If the tenth business day following the date originally scheduled to be the applicable Observation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing level for the applicable underlying index in accordance with the formula for and method of calculating that underlying index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on that tenth scheduled business day of each security most recently constituting that underlying index.
For the avoidance of doubt, if an underlying index is subject to a non-trading day or market disruption event only the closing level of that underlying index shall be postponed; the closing level of any underlying index that is not so affected shall be determined on the scheduled Observation Date.
If, due to a market disruption event or otherwise, an Observation Date is postponed, the applicable call settlement date or coupon payment date will be postponed by the same number of business days. However, if the final Observation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Observation Date, as so postponed.
If a coupon payment date or the maturity date is not a business day, then such date will be postponed to the next succeeding business day following the scheduled coupon payment date or maturity date.
A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Securities by tender, in the open market or by private agreement.
Calculation Agent
RBC Capital Markets, LLC will act as the calculation agent. The calculation agent will determine, among other things, the level of each underlying index on the trade date and on each Observation Date, and the payments to be made, if any, on the Securities. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of either underlying index and whether there has been a material change in the method of calculating an underlying index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this document without your consent and without notifying you.
All calculations with respect to the level of each underlying index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 in principal amount of the Securities, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.
Market Disruption Events
Certain events may prevent the calculation agent from determining the closing level of each underlying index, and consequently, the amount, if any, that we will pay to you on the Securities. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”
With respect to either underlying index and any relevant successor index, a “market disruption event,” means:
•	a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•	a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.
For purposes of determining whether a market disruption event with respect to either underlying index (or the relevant successor index) exists at any time, if trading in a security included in the underlying index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index (or the relevant successor index) will be based on a comparison of:
•	the portion of the level of the underlying index (or the relevant successor index) attributable to that security relative to
•	the overall level of the underlying index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to any underlying index (or the relevant successor index) has occurred:
▪	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index);
▪	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
▪	a suspension of trading in futures or options contracts on the underlying index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index (or the relevant successor index); and
•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to any underlying index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in that underlying index or such successor index, as applicable.

Discontinuation of an Underlying Index; Alteration of Method of Calculation
If the index sponsor of an underlying index discontinues publication of that underlying index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then the closing levels of that underlying index will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Securities.
If an index sponsor discontinues publication of an underlying index prior to, and that discontinuation is continuing on or prior to the final Observation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the applicable trading day, then the calculation agent will determine the closing level of that underlying index for that date. The closing level will be computed by the calculation agent in accordance with the formula for and method of calculating that underlying index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the underlying index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the underlying index or successor index, as applicable, may adversely affect the value of the Securities.
If at any time the method of calculating an underlying index or a successor index, or the level thereof, is changed in a material respect, or if an underlying index or a successor index is in any other way modified so that the underlying index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on any date on which the closing level of the underlying index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the underlying index or such successor index, as adjusted. Accordingly, if the method of calculating an underlying index or a successor index is modified so that the level of the underlying index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the underlying index), then the calculation agent will adjust its calculation of the underlying index or such successor index in order to arrive at a level of the underlying index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a Security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)	is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Securities, the holding of Securities or the receipt of payments thereunder;
(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)	presents such Security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Security means:
(a)	the due date for payment thereof, or
(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Securities in accordance with the senior indenture;
(v)	could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)	is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the

“Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Securities at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Canadian Taxation” in the accompanying prospectus.
Events of Default
Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Securities.
Payment upon an Event of Default
If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the Securities upon any acceleration of the Securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the Securities as described above, calculated as if the date of acceleration were the final Observation Date. The calculation agent will also determine if the final contingent coupon is payable.
If the maturity of the Securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.
Defeasance
The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the Securities.
Registrar, Transfer Agent and Paying Agent
Payment of amounts due at maturity on the Securities will be payable and the transfer of the Securities will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.
The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Securities. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.
Registration of transfers of the Securities will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.
Governing Law
The Securities will be governed by and interpreted in accordance with the laws of the State of New York.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities.  Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page 11 of this free writing prospectus.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Securities, for a period of approximately nine months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.
No action has been or will be taken by us, RBCCM, UBS or any other dealer that would permit a public offering of the Securities or possession or distribution of this document or the accompanying prospectus supplement and prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this document, or the accompanying prospectus supplement, prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, UBS or any dealer.
Each of RBCCM and UBS has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this document and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for any broker-dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the underlying indices.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying indices, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Securities.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b) (17) provides an additional exemption for the purchase and sale of Securities and related lending transactions where neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the Securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Securities, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Securities, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Securities and the transactions contemplated with respect to the Securities.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Securities, you should consult your legal counsel.
Terms Incorporated in Master Note
The terms appearing above under the captions “Indicative Terms of the Securities” and “General Terms of the Securities” are incorporated into the master note issued to DTC, the registered holder of the Securities.